Exhibit 99


          Eaton Reports Second Quarter Net Income Per Share of $1.64; Guidance for 2007 Net Income Per Share Raised by $.30


    CLEVELAND--(BUSINESS WIRE)--July 16, 2007--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.64 for the second quarter of 2007, the same as in the second quarter of 2006 and significantly above its guidance of $1.35 to $1.45. Sales in the quarter were $3.25 billion, 4 percent above the second quarter of 2006. Net income was $246 million compared to $253 million in 2006, a decrease of 3 percent.

    Net income in both periods included charges for integration of acquisitions. Before these acquisition integration charges, operating earnings per share in the second quarter of 2007 were $1.70 compared to $1.68 per share in 2006, an increase of 1 percent, and operating earnings for the second quarter of 2007 were $255 million compared to $259 million in 2006, a decrease of 2 percent.

    Alexander M. Cutler, Eaton chairman and chief executive officer, said, "We are very pleased with our second quarter results, which substantially exceeded our guidance. Sales growth in the quarter of 4 percent consisted of 3 percent from acquisitions and 2 percent from exchange rates, offset by a 1 percent decline in organic growth. Our end markets declined by 4 percent, due principally to the anticipated sharp decline in the quarter in the NAFTA heavy-duty truck market.

    "Compared to the $1.45 midpoint of our operating earnings per share guidance for the quarter, we achieved an additional $.08 per share from stronger-than-projected performance, as well as a $.17 per share of benefit from a series of events that resulted in a lower tax rate in the quarter than we had originally expected," said Cutler.

    "Most importantly, our operating profit performance provides dramatic evidence of the effectiveness of Eaton's diversification strategy and our Excel 07 program. Our second quarter segment operating margin before acquisition integration charges was 12.9 percent, the same as our margin in the second quarter of 2006. We are very pleased with this level of profitability, since it reflects the continued improvement in our electrical and fluid power segment margins, which offset the decline in our Truck segment margins," said Cutler. "All segments achieved higher than 12 percent operating margins in the second quarter. The 15 percent margin recorded in our Truck segment is also noteworthy, given that sales in the Truck segment declined 23 percent in the quarter.

    "As we survey our end markets, the year is shaping up to be in line with our initial forecast," said Cutler. "We see slightly stronger growth in the electrical markets, offset by weaker-than-anticipated conditions in the North American hydraulics markets.

    "Our operating cash flow for the quarter was $352 million, our second highest cash flow in a second quarter," said Cutler. "We made solid progress on working capital and expect continued improvements over the balance of the year.

    "We have been very successful on the acquisition front in 2007," said Cutler. "So far this year, we have announced or closed seven acquisitions. The majority of the acquisition spending has been in two of our highest priority markets, aerospace and electrical power quality.

    "We anticipate net income per share for the third quarter of 2007 to be between $1.50 and $1.60," said Cutler. "Operating earnings per share, which exclude charges to integrate our recent acquisitions, are anticipated to be between $1.60 and $1.70 in the third quarter of 2007.

    "For the full year, we are raising our guidance by $.30 for both net income per share and operating earnings per share to $6.50 to $6.70 for net income per share, and $6.75 to $6.95 for operating earnings per share."

    Business Segment Results

    Second quarter sales for the Electrical segment were a record $1.16 billion, up 11 percent over 2006. Operating profits in the second quarter were $139 million. Excluding acquisition integration charges of $2 million during the quarter, operating profits were $141 million, up 22 percent from results in 2006.

    "End markets for our electrical business grew approximately 4 percent during the second quarter, with strong growth in non-residential electrical and power quality markets offsetting weakness in the residential electrical and industrial controls markets," said Cutler. "In addition, our operating margins expanded to
12.2 percent, 1 percentage point over the 11.2 percent posted in the second quarter of 2006.

    "In the Electrical segment, we completed three acquisitions and announced a fourth acquisition in the second quarter," said Cutler. "The acquisitions of Aphel Technologies and Pulizzi Engineering add valuable power distribution equipment for power quality applications. The acquisition of the small systems business of MGE UPS Systems, which we expect to close in the third quarter, brings important technology and products to our UPS single-phase business and greatly expands our presence in Europe. Finally, the acquisition of the medium-voltage drive business of SMC Electrical Products adds important technology to our existing medium-voltage motor control business.

    "We expect end market growth in the second half to be modestly stronger than in the second quarter, led by strength in the non-residential electrical and power quality markets," said Cutler.

    In the Fluid Power segment, second quarter sales were a record $1.15 billion, 12 percent above the second quarter of 2006. Excluding the impact of acquisitions, second quarter sales were up 5 percent compared to 2006. Fluid Power markets grew 2 percent compared to the same period in 2006, with global hydraulics shipments flat, the commercial and business jet aerospace market up 7 percent, the defense aerospace market up 6 percent, and European automotive production up 1 percent.

    Operating profits in the second quarter were a record $130 million. Excluding acquisition integration charges of $12 million during the quarter, operating profits were $142 million, an increase of 26 percent compared to a year earlier.

    "In the second quarter, the hydraulics markets outside the United States and the aerospace markets registered strong growth. U.S. hydraulics markets declined, largely due to a decline in construction equipment production and soft industrial demand," said Cutler. "We expect these trends to continue through the balance of 2007, although we may see the U.S. hydraulics market improve slightly due to an expected pick up during the second half in the production of agricultural equipment.

    "We were pleased to win during the second quarter a contract to design and supply the hydraulic power generation and fluid conveyance package for the new CH-53K military lift helicopter," said Cutler. "Based on the expected production of 156 helicopters for the U.S. Marine Corps, as well as anticipated foreign military sales, the revenues from the contract over the expected fifteen-year life of the program and associated aftermarket sales are anticipated to exceed $200 million. Additionally, we were awarded during the second quarter a contract to supply the hydraulic power generation system for the Phenom 300 light jet program, which is expected to generate $20 million in revenue over the ten-year life of the program."

    The Truck segment posted sales of $498 million in the second quarter, down 23 percent compared to 2006. NAFTA heavy-duty production was down 51 percent compared to 2006, NAFTA medium-duty production was down 27 percent, European truck production was up 5 percent, Brazilian vehicle production was up 11 percent, and Brazilian agricultural equipment production was up 30 percent.

    "Second quarter production of NAFTA heavy-duty trucks totaled
45,000 units, a decline of 51 percent from the second quarter of 2006. We expect production in the third quarter to be similar to the second quarter," said Cutler.

    Operating profits in the second quarter were $75 million, a decrease of 44 percent over 2006.

    "We are particularly pleased that our reconfigured manufacturing footprint, and our greater diversity of product offerings and operating geographies, allowed us to achieve an operating margin over 15 percent in the quarter," said Cutler.

    The Automotive segment posted second quarter sales of $442 million, a 7 percent increase over the second quarter of 2006.
Automotive production in NAFTA was down 2 percent and in Europe was up 1 percent, compared to the second quarter of 2006.

    Operating profits were $62 million, up 55 percent from 2006.

    "The automotive markets were sluggish in the second quarter and we expect them to remain so during the second half," said Cutler. "We are pleased at the strong margins in the quarter, reflecting the benefits of Excel 07 actions taken last year.

    "We announced two automotive transactions in the quarter," said Cutler. "The first was the acquisition of the fuel components division of Saturn Electronics & Engineering. This acquisition further strengthens our fuel valve business. In addition, we announced the sale of our mirror controls business. The sale represents one more step in focusing our automotive business around a core set of products which benefit from regulatory and consumer trends promoting fuel economy, reduced emissions, and safety."

    Eaton Corporation is a diversified industrial manufacturer with 2006 sales of $12.4 billion. Eaton is a global leader in electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. Eaton has 62,000 employees and sells products to customers in more than 125 countries. For more information, visit www.eaton.com.

    Notice of conference call: Eaton's conference call to discuss its second quarter results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via the microphone on the right side of Eaton's home page. This news release can be accessed under its headline on the home page.

    This news release contains forward-looking statements concerning the third quarter 2007 and full year 2007 net income per share and operating earnings per share, and our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material, energy and other production costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; acquisitions and divestitures; unexpected difficulties in implementing the Excel 07 program; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

    Financial Results

    The company's comparative financial results for the three months and six months ended June 30, 2007 are available on the company's Web site, www.eaton.com.



Eaton Corporation
Comparative Financial Summary
                                          Three months    Six months
                                         ended June 30  ended June 30
                                         -------------- --------------
(Millions except for per share data)       2007   2006    2007   2006
                                         -------------- --------------

Continuing operations
  Net sales                               $3,248 $3,125  $6,361 $6,081
  Income before income taxes                 256    269     519    514
  Income after income taxes               $  240 $  248  $  469 $  450
Income from discontinued operations            6      5      11     11
                                         -------------- --------------
Net income                                $  246 $  253  $  480 $  461
                                         ============== ==============

Net income per Common Share assuming
 dilution
  Continuing operations                   $ 1.60 $ 1.60  $ 3.12 $ 2.92
  Discontinued operations                    .04    .04     .08    .08
                                         -------------- --------------
                                          $ 1.64 $ 1.64  $ 3.20 $ 3.00
                                         ============== ==============
Average number of Common Shares
 outstanding assuming dilution             150.3  154.3   150.1  153.7

Net income per Common Share basic
  Continuing operations                   $ 1.63 $ 1.63  $ 3.18 $ 2.98
  Discontinued operations                    .04    .04     .08    .08
                                         -------------- --------------
                                          $ 1.67 $ 1.67  $ 3.26 $ 3.06
                                         ============== ==============
Average number of Common Shares
 outstanding basic                         147.4  151.7   147.4  151.0

Cash dividends paid per Common Share      $  .43 $  .35  $  .86 $  .70

Reconciliation of net income to operating
 earnings
  Net income                              $  246 $  253  $  480 $  461
  Excluding acquisition integration
   charges (after-tax)                         9      6      18     12
                                         -------------- --------------
  Operating earnings                      $  255 $  259  $  498 $  473
                                         ============== ==============

  Net income per Common Share assuming
   dilution                               $ 1.64 $ 1.64  $ 3.20 $ 3.00
  Per share impact of acquisition
   integration charges (after-tax)           .06    .04     .12    .08
                                         -------------- --------------
  Operating earnings per Common Share     $ 1.70 $ 1.68  $ 3.32 $ 3.08
                                         ============== ==============

See accompanying notes.




Eaton Corporation
Statements of Consolidated Income
                                          Three months    Six months
                                         ended June 30  ended June 30
                                         -------------- --------------
(Millions except for per share data)      2007   2006    2007   2006
                                         -------------- --------------

Net sales                                $3,248 $3,125  $6,361 $6,081

Cost of products sold                     2,346  2,262   4,573  4,386
Selling & administrative expense            525    495   1,030    973
Research & development expense               88     80     170    159
Interest expense-net                         41     28      71     56
Other income-net                             (8)    (9)     (2)    (7)
                                         -------------- --------------
Income from continuing operations before
 income taxes                               256    269     519    514
Income taxes                                 16     21      50     64
                                         -------------- --------------
Income from continuing operations           240    248     469    450
Income from discontinued operations           6      5      11     11
                                         -------------- --------------
Net income                               $  246 $  253  $  480 $  461
                                         ============== ==============

Net income per Common Share assuming
 dilution
  Continuing operations                  $ 1.60 $ 1.60  $ 3.12 $ 2.92
  Discontinued operations                   .04    .04     .08    .08
                                         -------------- --------------
                                         $ 1.64 $ 1.64  $ 3.20 $ 3.00
                                         ============== ==============
Average number of Common Shares
 outstanding assuming dilution            150.3  154.3   150.1  153.7

Net income per Common Share basic
  Continuing operations                  $ 1.63 $ 1.63  $ 3.18 $ 2.98
  Discontinued operations                   .04    .04     .08    .08
                                         -------------- --------------
                                         $ 1.67 $ 1.67  $ 3.26 $ 3.06
                                         ============== ==============
Average number of Common Shares
 outstanding basic                        147.4  151.7   147.4  151.0

Cash dividends paid per Common Share     $  .43 $  .35  $  .86 $  .70

See accompanying notes.




Eaton Corporation
Business Segment Information
                                          Three months    Six months
                                         ended June 30  ended June 30
                                         -------------- --------------
(Millions)                                2007   2006    2007   2006
                                         -------------- --------------

Net sales
  Electrical                             $1,158 $1,040  $2,242 $2,005
  Fluid Power                             1,150  1,026   2,191  2,000
  Truck                                     498    646   1,074  1,253
  Automotive                                442    413     854    823
                                         -------------- --------------
                                         $3,248 $3,125  $6,361 $6,081
                                         ============== ==============
Operating profit
  Electrical                             $  139 $  113  $  259 $  216
  Fluid Power                               130    110     247    214
  Truck                                      75    133     182    250
  Automotive                                 62     39     119     89

Corporate
  Amortization of intangible assets         (19)   (11)    (35)   (22)
  Interest expense-net                      (41)   (28)    (71)   (56)
  Minority interest                          (3)    (2)     (5)    (3)
  Pension & other postretirement benefit
   expense                                  (43)   (40)    (81)   (80)
  Stock option expense                       (7)    (7)    (14)   (13)
  Other corporate expense-net               (37)   (38)    (82)   (81)
                                         -------------- --------------
Income from continuing operations before
 income taxes                               256    269     519    514
Income taxes                                 16     21      50     64
                                         -------------- --------------
Income from continuing operations           240    248     469    450
Income from discontinued operations           6      5      11     11
                                         -------------- --------------
Net income                               $  246 $  253  $  480 $  461
                                         ============== ==============

See accompanying notes.




Eaton Corporation
Condensed Consolidated Balance Sheets
                                                     June 30, Dec. 31,
(Millions)                                              2007     2006
                                                     -------- --------

ASSETS
Current assets
  Cash                                                $   112  $   114
  Short-term investments                                  382      671
  Accounts receivable                                   2,208    1,928
  Inventories                                           1,382    1,293
  Deferred income taxes & other current assets            451      402
                                                     -------- --------
                                                        4,535    4,408

Property, plant & equipment-net                         2,270    2,271
Goodwill                                                3,478    3,034
Other intangible assets                                 1,386      969
Deferred income taxes & other assets                      750      735
                                                     -------- --------
                                                      $12,419  $11,417
                                                     ======== ========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt, primarily commercial paper         $   721  $   490
  Current portion of long-term debt                        38      322
  Accounts payable                                      1,081    1,050
  Accrued compensation                                    278      305
  Other current liabilities                             1,051    1,123
                                                     -------- --------
                                                        3,169    3,290

Long-term debt                                          2,518    1,774
Pension liabilities                                       841      942
Other postretirement liabilities                          778      766
Other long-term liabilities                               666      539
Shareholders' equity                                    4,447    4,106
                                                     -------- --------
                                                      $12,419  $11,417
                                                     ======== ========

See accompanying notes.


    Eaton Corporation

    Notes to Second Quarter 2007 Earnings Release

    Dollars in millions, except for per share data (per share data assume dilution)

    Discontinued Automotive Operations

    On June 22, 2007, Eaton announced an agreement to sell the Mirror Controls Division of the Automotive segment for $111 to funds managed by Englefield Capital LLP. The transaction is expected to close during third quarter 2007. In third quarter 2006, certain other businesses of the Automotive segment were sold. The operating results of these businesses are reported as Discontinued operations in the Statement of Consolidated Income.

    Acquisitions of Businesses

    In 2007 and 2006, Eaton acquired certain businesses in separate transactions. The Statements of Consolidated Income include the results of these businesses from the effective dates of acquisition. A summary of these transactions follows:



                                       Date of     Business    Annual
Acquired business                    acquisition    segment    sales
----------------------------------- ------------- ----------- --------
Pulizzi Engineering                   June 19,    Electrical  $12 for
A U.S. manufacturer of AC power         2007                    2006
 distribution, AC power sequencing,
 redundant power and remote-reboot
 power management systems

Technology and related assets of       May 18,    Electrical    None
 SMC Electrical Products, Inc.'s        2007
 industrial medium-voltage
 adjustable frequency drive
 business

Fuel components division of Saturn     May 2,     Automotive  $28 for
 Electronics & Engineering, Inc.        2007                    2006
A U.S. designer and manufacturer of
 fuel containment/shutoff valves,
 emissions control valves and
 specialty actuators

Aphel Technologies Limited            April 5,    Electrical  $12 for
A U.K.-based global supplier of         2007                    2006
 high density, fault-tolerant power
 distribution solutions for
 datacenters, technical offices,
 laboratories and retail
 environments

Argo-Tech                             March 16,   Fluid Power $206 for
A U.S.-based manufacturer of high       2007                    2006
 performance aerospace engine fuel
 pumps and systems, airframe fuel
 pumps and systems, and ground
 fueling systems for commercial and
 military aerospace markets

Power Protection Business of Power   February 7,  Electrical   $3 for
 Products Ltd.                          2007                    2006
A Czech distributor and service
 provider of Powerware and other
 uninterruptible power systems

Schreder-Hazemeyer                   December 1,  Electrical   $9 for
Eaton acquired the remaining 50%        2006                    2006
 ownership of the Belgium
 manufacturer of low and medium
 voltage electrical distribution
 switchgear

Diesel fuel processing technology &  October 26,     Truck      None
 associated assets of Catalytica        2006
 Energy Systems Inc.
A U.S. developer of emission
 control solutions for Trucks

Senyuan International Holdings      September 14, Electrical  $47 for
 Limited                                2006                    2005
A China-based manufacturer of
 vacuum circuit breakers and other
 electrical switchgear components

Ronningen-Petter business unit of   September 5,  Fluid Power $30 for
 Dover Resources, Inc.                  2006                    2005
A U.S.-based manufacturer of
 industrial fine filters and
 components

Synflex business unit of Saint-       March 31,   Fluid Power $121 for
 Gobain Performance Plastics Corp.      2006                    2005
A U.S.-based manufacturer of
 thermoplastic hose and tubing

Marina Power & Lighting               March 24,   Electrical  $11 for
A U.S. manufacturer of marine duty      2006                    2005
 electrical distribution products


    On June 21, 2007, the Company announced an agreement to acquire the small systems business of Schneider Electric's MGE UPS Systems for EUR 425 ($574). The transaction is expected to close in third quarter 2007. This business had sales of EUR 163 ($220) for the 12-month period ending May 31, 2007. Headquartered in France, the business is a global provider of power quality solutions including UPS, power distribution units, static transfer switches and surge suppressors, and will be integrated into the Electrical segment.

    Acquisition Integration Charges

    In 2007 and 2006, Eaton incurred charges related to the integration of acquired businesses. Charges in 2007 related to the integration of primarily the following acquisitions: In the Electrical segment, Powerware and Senyuan; and in the Fluid Power segment, several acquisitions including the acquired operations of Cobham, Hayward, PerkinElmer, Synflex, and Walterscheid. Charges in 2006 related to the integration of primarily the following acquisitions: In the Electrical segment, Powerware and Pringle; in the Fluid Power segment, PerkinElmer, Cobham, Hayward, and Winner; in the Truck segment Pigozzi; and in the Automotive segment, Tractech and Morestana. A summary of these charges follows:



                              Three months ended June 30
                 -----------------------------------------------------
                  Acquisition                       Operating profit
                  integration  Operating profit as before acquisition
                    charges         reported       integration charges
                 ------------- ------------------- -------------------
                  2007    2006    2007        2006    2007       2006
                 ------  ----- --------     ------ --------     ------
Electrical       $    2  $   3  $   139      $ 113  $   141     $  116
Fluid Power          12      3      130        110      142        113
Truck                        2       75        133       75        135
Automotive                   1       62         39       62         40
                 ------  ----- --------     ------ --------     ------
Pretax charges   $   14  $   9  $   406      $ 395  $   420     $  404
                 ======  ===== ========     ====== ========     ======
After-tax charges$    9  $   6
Per Common Share $  .06  $ .04
                               Six months ended June 30
                 -----------------------------------------------------
                  Acquisition                       Operating profit
                  integration  Operating profit as before acquisition
                    charges         reported       integration charges
                 ------------- ------------------- -------------------
                  2007    2006    2007        2006    2007       2006
                 ------  ----- --------     ------ --------     ------
Electrical       $    4  $   5  $   259      $ 216  $   263     $  221
Fluid Power          23      6      247        214      270        220
Truck                        4      182        250      182        254
Automotive                   3      119         89      119         92
                 ------  ----- --------     ------ --------     ------
Pretax charges   $   27  $  18  $   807      $ 769  $   834     $  787
                 ======  ===== ========     ====== ========     ======
After-tax charges$   18  $  12
Per Common Share $  .12  $ .08


    The acquisition integration charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment
Information, the charges reduced Operating profit of the related business segment.

    Income Taxes

    The effective income tax rates for continuing operations for second quarter and first half 2007 were 6.5% and 9.6%, respectively, compared to 7.8% and 12.5% for the same periods in 2006. There were many factors that favorably affected the effective income tax rate during the first half of 2007. In first quarter, Eaton resolved multiple state income tax issues as well as benefited from a change in an income tax law in a foreign jurisdiction that eliminated an uncertainty in the application of tax law. In second quarter, the Company favorably resolved income tax litigation in a foreign country, reversed a valuation allowance due to a change in state tax law, and recorded a favorable adjustment to its 2006 tax accrual after the preparation of several tax returns. Excluding the benefits of these factors, the income tax rate for second quarter and first half 2007 would have been 14.4% and 15.5%, respectively. The rates in 2007 also reflect the impact of higher earnings in international tax jurisdictions with lower income tax rates and the impact of acquisitions completed in 2007.

    Effective January 1, 2007, Eaton adopted Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109". The net income tax assets recognized under FIN No. 48 did not differ from the net assets recognized before adoption, and, therefore, the Company did not record a cumulative-effect adjustment related to the adoption of FIN No. 48.

    Long-term Debt

    In February 2007, Eaton entered into a new $750 short-term 364-day revolving credit agreement. In March, the Company issued a $281 note at 5.6% under this revolving credit agreement to partially finance the acquisition of Argo-Tech. In June, the Company refinanced that borrowing through the issuance of a $281 note. This note matures in June 2010 and bears interest at a floating rate based on LIBOR. With the issuance of this note, the aggregate amount of the commitment under the $750 short-term 364-day revolving credit agreement was reduced to $469. The Company does not have any borrowings outstanding under this revolving credit agreement. In March 2007, Eaton issued $250 of 5.3% notes due 2017 and $250 of 5.8% notes due 2037. The proceeds from the issuance of the notes were used to repay $263 of 6% notes due in 2007, and to repay commercial paper.

    Common Shares

    On January 22, 2007, Eaton announced it had authorized a new 10 million Common Share repurchase program, replacing the 1.3 million shares remaining from the 10 million share repurchase authorization approved in April 2005. The shares are expected to be repurchased over time, depending on market conditions, the market price of the Company's Common Shares, the Company's capital levels and other considerations. The number of Common Shares repurchased in the open market in 2007 and 2006, and the total cost, follow:



                   Shares repurchased        Cost
                   ------------------   ---------------
(Shares in
 millions)           2007      2006        2007    2006
                   --------  --------   -------  ------
First quarter         2.312               $ 178
Second quarter        1.437     0.895       131   $  63
Third quarter                   1.051                69
Fourth quarter                  3.340               254
                   --------  --------   -------  ------
                      3.749     5.286     $ 309   $ 386
                   ========  ========   =======  ======


    In second quarter 2007, 0.6 million stock options were exercised resulting in cash proceeds of $26. In first half 2007, 3.0 million stock options were exercised resulting in cash proceeds of $111.

    Reconciliation of Financial Measures

    This earnings release discloses operating earnings, operating earnings per Common Share, and operating profit before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles
(GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare the Company's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.


    CONTACT: Eaton Corporation
             Gary Klasen, 216-523-4736 (Media Relations)
             Email: garyklasen@eaton.com
             or
             William C. Hartman, 216-523-4501 (Investor Relations)